Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

MBIA Inc. Employee 401(k) Plan

Purchase, NY

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 33-46062 of MBIA, Inc., of our report dated May 16, 2017, relating to the financial statements and supplemental schedule of MBIA Inc. Employee 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2016.

(Signed manually)

/s/ BDO USA, LLP

Philadelphia, PA

May 16, 2017